Exhibit 99.1

News Release

Superior Industries Announces the Appointment of Majdi B. Abulaban

as President and Chief Executive Officer

SOUTHFIELD, MICHIGAN – April 1, 2019 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today announced the appointment of Majdi B. Abulaban as President and Chief Executive Officer effective May 15, 2019.

“Majdi brings to Superior a significant amount of operational experience in global leadership positions within the automotive industry,” said Timothy McQuay, Executive Chairman of Superior Industries. “He has a demonstrated track record of creating value for shareholders, customers, and other stakeholders in his roles with Aptiv and its predecessor company. We are excited to have Majdi join Superior and believe he is the right leader for the company as we continue to implement best practices across our entire organization and enhance our global competitiveness.”

Mr. Abulaban commented, “I am very pleased to be joining Superior, a company with a long history as a leading wheel supplier to the automotive industry. I look forward to working with the management team, employees, and Board of Directors to execute on the company’s mission to deliver innovative solutions that enhance value to customers, shareholders, and all stakeholders.”

Mr. Abulaban was most recently a Senior Vice President at Aptiv and Group President, Global Signal and Power Solutions Segment, the largest business unit of Aptiv with $9.5 billion in revenue, 106 facilities, and operations in 48 countries. Aptiv, formerly known as Delphi Automotive, is a technology company that develops safer, greener, and more connected solutions for a diverse array of global customers. Aptiv emerged from the completion of Delphi Automotive PLC’s spin-off of its Powertrain segment. During his time with the company, Mr. Abulaban successfully led significant expansion into new markets and product segments including through the integration of multiple acquisitions. Mr. Abulaban was previously the President, Asia-Pacific for Delphi, and held various business unit leadership positions with Delphi in China, Singapore, and the United States. Mr. Abulaban is currently a member of the Board of Directors of SPX FLOW, Inc., a global supplier of highly specialized, engineered solutions with operations in over 35 countries and sales in over 150 countries around the world. His educational background includes a bachelor’s degree in mechanical engineering from the University of Pittsburgh and a Master of Business Administration from the Weatherhead School of Management at Case Western Reserve University.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com